EXHIBIT 99.1

Onfolio Holdings Announces 1-For-50 Reverse Stock Split To Regain Nasdaq Compliance; Reducing Float To Approximately 850,000 Shares

WILMINGTON, Del., August 6, 2026 (GLOBE NEWSWIRE) -- Onfolio Holdings, Inc. (Nasdaq: ONFO, ONFOW) (OTC: ONFOP), an owner-operator of cash-generative online businesses, today announced that it will effect a 1-For-50 Reverse Stock Split (the “Reverse Stock Split”) of its common stock, par value $0.001 per share (“Common Stock”).

The Reverse Stock Split is intended to increase the closing bid price of the Common Stock above $1.00 per share, and to enable the Company to regain compliance with The Nasdaq Capital Market (“Nasdaq”) Listing Rule 5550(a)(2).

The Reverse Stock Split will become effective on the market place on Aug 10th, 2026, and the Common Stock will open for trading on Nasdaq on a reverse split-adjusted basis under the existing ticker symbol “ONFO.” Following the execution of the Reverse Stock Split, the new CUSIP number for the Common Stock will be 68277K 405. The Reverse Stock Split reduces the number of shares of outstanding Common Stock from approximately 42 million shares to approximately 850,000 shares. At the effective time of the Reverse Stock Split, every fifty shares of Common Stock either issued and outstanding or held as treasury stock will be automatically reclassified into one new share of Common Stock. The par value per share of the Common Stock will remain unchanged at $0.001 per share.

No fractional shares will be issued in connection with the Reverse Stock Split. Fractional shares resulting from the Reverse Stock Split will be rounded up to the nearest whole share.

vStock Transfer LLC is acting as transfer and exchange agent for the Reverse Stock Split. Registered stockholders who hold shares of Common Stock are not required to take any action to receive post-Reverse Stock Split shares. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to such broker's particular processes, and will not be required to take any action in connection with the Reverse Stock Split.

About Onfolio Holdings

Onfolio Holdings Inc. (Nasdaq: ONFO) is an owner-operator of cash-generative online businesses. The Company acquires and operates profitable online businesses across diverse verticals, including marketing, education, and e-commerce, with a focus on sustainable cash flow and long-term value creation.

Visit www.onfolio.com for more information.

Forward-Looking Statements

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, those events and factors described by us in Item 1.A "Risk Factors" in our most recent Form 10-K and Form 10-Q; other risks to which our Company is subject; other factors beyond the Company's control. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Contact investors@onfolio.com